EXHIBIT 99.1

VETERINARY CENTERS OF AMERICA INC. REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

COMPANY REPORTS 40% INCREASE IN EPS ON RECORD FOURTH QUARTER EARNINGS
AND REVENUES

SANTA MONICA, Calif.--(BUSINESS WIRE)--Feb. 18, 1999--Veterinary Centers of America Inc. (Nasdaq/NM:VCAI - NEWS; VCA) Thursday reported financial results for the fourth quarter and the year ended Dec. 31, 1998.

Earnings per share for the fourth quarter ended Dec. 31, 1998 increased 40% to $0.14 per diluted share from $0.10 per diluted share in the fourth quarter of 1997. Revenues in the fourth quarter of 1998 increased 22% to $69,691,000 from $56,906,000 in the fourth quarter last year. Net income for the quarter increased 48% to $3,038,000 compared with $2,050,000 in the fourth quarter of 1997.

For the year ended Dec. 31, 1998, earnings per share increased 40% to $0.74 per diluted share from $0.53 per diluted share in 1997. For the year ended Dec. 31, 1998, revenues increased 19% to a record $281,039,000 from $235,913,000 in 1997.
Net income in 1998 increased 45% to $16,268,000 compared with $11,226,000 in 1997.

Bob Antin, chairman and CEO, stated: "We are excited to have ended the year with a strong fourth quarter. This is the eighth consecutive quarter where we've experienced record revenues and earnings. Reflecting the success of implementing our strategy to leverage our growing revenue base, our operating income increased 58% to $7.7 million for the quarter, on a 22% increase in revenues."

Antin further stated: "Our acquisition program continues to focus on our dual goals of maintaining our position as the country's largest provider of veterinary care and assuring the highest quality of care.

"As previously announced, the company recently entered into a letter of intent to acquire AAH Management Corp. which owns or manages 15 veterinary hospitals in New York, New Jersey and Connecticut. This acquisition will provide a strong base for continued growth in the Northeast."

During the 1998 fourth quarter, the company adopted EITF 97-2, pertaining to the accounting for contractual management arrangements. As a result of adopting EITF 97-2, the company no longer consolidates the operations of the hospitals owned by professional corporations and managed by VCA, but now includes the management fees earned from professional corporations in its consolidated financial results.

Certain revenue and expense items for the 1996 and 1997 fiscal years and the subsequent fiscal


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quarters will be reclassified to conform to the 1998 presentation. This change in accounting policy has no impact on gross profit, net income or earnings per share for any of the fiscal periods.

VCA owns and operates the largest network of free-standing veterinary hospitals and the largest network of veterinary-exclusive clinical laboratories in the country. VCA also owns a partnership interest in Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Co. (NYSE:HNZ - NEWS), which markets and distributes a complete line of specialty pet foods.

In addition, VCA owns an interest in Veterinary Pet Insurance Inc., the nation's largest pet health insurance company.

With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the company to maintain gross revenues at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the effects of competition, the continued success of the company's integration process, the effects of the company's recent acquisitions and its ability to effectively manage its growth, the continued implementation of its management information systems, pending litigation and governmental investigations, and the results of the company's acquisition program. These and other risk factors are discussed in the company's recent filings with the Securities and Exchange Commission on Forms 8-K, 10-Q and 10-K and the reader is directed to these reports for a further discussion of important factors which could cause actual results to differ materially from those in the forward-looking statements.


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                  Veterinary Centers of America Inc.
                   Consolidated Statements of Income
                      (Unaudited - In Thousands)

                                    Three Months              Year
                                       Ended                  Ended
                                      Dec. 31,               Dec. 31,
                                ------------------     -------------------
                                  1998       1997        1998        1997
Revenues:
 Animal Hospital                $ 48,149    $41,268    $196,988    $170,548
 Laboratory                       22,934     16,710      89,896      68,997
 Pet Food                          --         --          --          1,064
 Eliminations                     (1,392)    (1,072)     (5,845)     (4,696)
                                  69,691     56,906     281,039     235,913

Direct Costs                      53,272     45,208     209,380     178,630

Gross Profit:
 Animal Hospital                   9,105      6,162      41,969      32,389
 Laboratory                        7,314      5,536      29,690      24,326
 Pet Food                          --         --          --            568
                                  16,419     11,698      71,659      57,283

General & Administrative:
 Corporate                         3,675      2,685      14,218      13,092
 Laboratory                        1,497      1,085       5,475       4,184
 Pet Food                          --         --          --            400
                                   5,172      3,770      19,693      17,676

Depreciation & Amortization        3,540      3,037      13,132      11,199
Operating Income                   7,707      4,891      38,834      28,408

Interest Expense, Net              2,325      1,598       8,832       7,411
Income Before Minority
 Interest and Income Taxes         5,382      3,293      30,002      20,997

Minority Interest Expense            160         68         780         424

Provision for Income Taxes         2,184      1,175      12,954       9,347

Net Income                      $  3,038    $ 2,050    $ 16,268    $ 11,226

Basic Earnings Per Share        $   0.15    $  0.10    $   0.80    $   0.57
Diluted Earnings Per Share      $   0.14    $  0.10    $   0.74    $   0.53

Shares Used for
 Computing Basic EPS              20,515     20,073      20,350      19,626
Shares Used for
 Computing Diluted EPS            22,177     21,243      21,940      21,013


CONTACT:
     Veterinary Centers of America Inc., Santa Monica
     Bob Antin/Tom Fuller, 310/392-9599


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